Exhibit 10.15

CONTRACT OF EMPLOYMENT

made between

Syntacoll GmbH, Donaustraße 24, 93342 Saal an der Donau

- hereinafter referred to as “GmbH” -

and

Dr. Alexandra Timm, Beim Roten Kreuz 14, 93057 Regensburg

- hereinafter referred to as “employee” -

§1

Status

(1)         The employee has been appointed to sole director by resolution of the shareholders. The employee is entitled to represent the company as the director alone.

For those business affairs, which are listed in the annex, the employee needs the prior written approval of the meeting of the shareholders. A general approval shall be deemed to have been granted in cases in which the approved and audited annual budgets include the specific transaction for which an express prior approval would otherwise need to be obtained.

(2)  The employee shall conduct the business of the company from Saal an der Donau (the GmbH’s domicile). The employee hereby further declares his readiness to undertake business travel within the normal scope, where this is necessary for the business of the company.

§2

Obligations

(1)    Regarding the employee’s activity on behalf of the company the employee undertakes to the restrictions imposed upon him by legislation, by this contract of employment and by the general and special resolutions of the shareholders.

(2) The employee dedicates his entire manpower exclusively to the GmbH. All other occupational agitation needs the prior written approval of the shareholders.

(3) The employee is neither allowed to make business on his own behalf nor on behalf of a third party. During the term of the contract he mustn’t join in a company which

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contends to the GmbH or to a connected company, or which maintains significant business affairs to the GmbH.

Share property which doesn’t allow to influence the company organ is not included by this regulation.

(4)    The employee undertakes to report at regular intervals to the CEO, the representative of the shareholders or whomever he decides, concerning all matters of significance which concern the GmbH.

The employee undertakes to submit to the CEO, the representative of the shareholders or whomever he decides upon their request budgets and other plans and to coordinate and supervise the implementation of such budgets and plans, etc.

(5)  The employee is bound to attend and participate in meetings with the shareholders at the request of the shareholders.

(6)  The employee shall without delay and in no case later than three months from the expiry of the relevant trading year draft or cause to be drafted a provisional balance sheet and profit/loss statement for the expired trading year and to submit the annual statement complete with a business report to be drafted by the employee in writing to the CEO, the representative of the shareholders or whomever he decides without delay.

(7)  The employee shall be deemed not to be entitled to apportion to himself personally, to the shareholders or to third parties the profits of the company or portions thereof without a correctly passed resolution on apportionment of profits by the meeting of shareholders.

§3

Term of the contract

(1)  With respect to the resolution of the shareholders, the term of the contract shall commence on 1st of April 2007.

(2)  The contract shall be deemed to have been made for an indeterminate term.

(3)  The contract may be terminated by either of the parties with a period of notice of six month to the end of a calendar month. The declaration of termination of the contract shall be served by registered letter. The notice of termination shall be declared to not less than two shareholders of the GmbH (or, where there is only one shareholder, to this shareholder).

(4)  The appointment of director can be cancelled anytime by resolution of the shareholders without influence on this contract. The cancelation is classified as notice of termination of this contract to the next possible term.

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(4) After declaration of termination of this contract, the GmbH is allowed to release the employee from his work. This measure has no effect to the benefits of the employee. The benefits have to be payed until the contract ends.

(6)  The employee is bound to give back all documents, data medium and other matters which concerns the GmbH and which are in the possession of the employee, as soon as the contract is terminated or the employee is released from work. There is no right to retain those matters.

§4

Benefits

(1)  The employee receives for his job:

a)  a fix annual gross salary of EUR100.000,00 (in words: hundred thousand) to be payed out in twelve equal rates at the end of each month.

The GmbH shall bear the legally obligatory employer’s contribution for unemployment benefit insurance and for pension schemes. The GmbH shall in addition also pay the employer’s share of the employee’s health insurance contribution directly to the employee where the employee is insured.

b)  an annual bonus which has to be declared by the shareholders’ general meeting and which relates to the economy results of the business year.

The annual bonus amounts to 20% to 50 % of the fix annual gross salary mentioned in § 4 (1) a.), but not less than 20% of the fix annual gross salary mentioned in § 4 (1) a.).

(2) The GmbH provides the employee for the duration of this contract with a high class car, which he is allowed to use for business as well as private purposes. The amount of taxes, which the employee has to pay for private use of the car will be restored by the GmbH, i.e. this amount of taxes shall be added to the fix salary of §4 (1) a)”.

(3) The GmbH shall upon written request by the employee make payment of a portion of his salary or of the bonus in a different form (for instance, in the form of a contribution to a direct insurance policy) provided and to the extent that the nature and magnitude of the amount of the salary deductible against tax as an operating expense does not by this provision change to the GmbH’s disadvantage.

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§5

Expenditures / Reimbursement

All costs, which the employee spends to fulfil the interests of the company will be restored. Such expenses shall be documented by means of receipts, etc..

§6

Benefits in case of illness, accident, death

(1) In case of temporary incapacity for work on the side of the employee the benefits (§4) will further be payed at most for the duration of 6 months, starting from the end of the calendar month, in which the incapacity starts.

(2) In case of death of the employee the heirs of the employee have this right of §6 (1).

(3) The GmbH shall at its own expense ensure the employee against accident, with an annual insurance premium not exceeding € 500,00 (in words five hundred euros)

§7

Vacation

The employee shall be deemed to have a vacation entitlement of thirty working days p.a.; Saturdays, Sundays and public holidays not being counted as working days.

The vacations (vacation may also be taken in individual parts) have to be taken in consultation with the shareholders.

§8

Non-disclosure agreement

The employee undertakes to refrain both during the term of the contract of employment and after its termination from disclosing either in part or in whole to third parties any and all confidential information which becomes known to him during the period of his employment with the GmbH and, in particular, the names of customers and/or names of potential customers of the GmbH and any and all confidential technical and/or other business information which the employee shall receive from the GmbH. This provision shall be deemed also to unpublished and undisclosed inventions and patent applications, confidential documentation, information concerning company and other staff and any and all other confidential information concerning research and development activities, production and purchasing of products for the GmbH. This provision shall further also be deemed to extend to the operational and business secrets of the shareholders of the

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GmbH where such operational and business secrets become known or become accessible to the employee.

§9

Inventions

For all inventions made by the employee during the term of this contract, the german act called “Arbeitnehmererfindungsgesetz” is applicable.

§10

Miscellaneous

(1) All modifications, alterations or amendments to this contract shall be binding upon the parties hereto provided that they have been signed by the parties hereto.

(2) This contract shall be governed by German law.

(3) Place of jurisdiction shall be Regensburg, Germany.

(4) Where this contract of employment is also made in an English version, such English version shall be deemed to constitue only an unofficial translation. Only the german version shall be deemed definitive in case of differences of interpretation.

(5) Where individual provisions of this contract of employment are or become invalid, such circumstances shall be deemed not to affect the validity of the remaining provisions. A provision which most closely approximates to the economic intention of the parties upon making the contract of employment and which is concordant with the remaining provisions of this contract of employment shall replace the invalid provisions.

Date: 29, June 2007	Date: June 29th 07

/s/ Alexandra Timm	/s/ Michael Myers
Employee	Shareholders

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